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                                                                  EXHIBIT 10.19D

                                   AGREEMENT


Established between

Kabel TV Wien
Studien- und Forschungsgesellschaft fur Kabelfernsehen
Gesellschaft mbH
(which shall shortly abbreviate its name to Kabel TV Wien
Gesellschaft mbH)
Gunoldstrasse 14, 1199 Vienna,
hereinafter abbreviated as "KTV", and

Telekabel Fernsehnetz-Betriebsgesellschaft mbH,
Schwarzenbergplatz 2, 1010 Vienna,
hereinafter abbreviated as "working partnership"

                        (S) 1 - Object of the agreement

(1) The working partnership is establishing in the area of the City of Vienna and its environs ("Greater Vienna area") a broad-band communication system ("antenna system") and obligates itself to assume responsibility for the management and maintenance of this system. The units have at least the technical facilities for the broadcasting of 18 television and 14 radio programmes as well as for the possible later establishment and operation of 2 narrow-band reply channels. The total system and the receiving and broadcasting equipment utilized therein must fulfil recognized standards of technology in their construction and their manner of functioning.

(2) KTV confirms its preparedness to make available to the working partnership the television and short-wave programmes specified under
        (S) 2 for these antenna systems, and the working partnership assumes the obligation of passing on the programmes thus received only simultaneously and broadcasting their content only in full and without any changes.

(3) At the time of the establishment and operation of the systems, KTV and the working partnership are obligated to adhere to the relevant standards as issued by the responsible authorities.

                              (S) 2 - Programmes

(1)     The following step-by-step programme development is planned:

        a) In 1978 as a trial operation according to the availability of the necessary directional radio lines:

            aa)   Television programmes

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           - 2 ORF programmes
           - plus alternating the programmes of ARD, ZDF, and in all cases BayRF

     ab)   Short-wave programmes

           - 4 ORF programmes

 b) From the middle of 1980, according to the availability of the technical facilities:

     ba)   Television programmes

           - 2 ORF programmes
           - ARD programme
           - ZDF programme
           - Television programme of BayRF
           - SRG (German-language programme)
           - 1 English-language programme (as soon as the technical, financial, and legal facilities are available)

     bb)   Short wave programmes

           - 4 ORF programmes
           - 3-4 German-language programmes
           - other programmes.

     bc) The broadcasting of other available programmes to which KTV has access, in each case bearing in mind the legal conditions.

   2) KTV retains the right to make changes in this choice of programmes but obligates itself, nonetheless, in the final layout (anticipated for mid-1980) to broadcast at least 4 television programmes (excluding the ORF programmes which are received by the working partnership out of the air and are directly stored), the former to include 3 programmes from the Federal Republic of Germany, in accordance with the available technical, commercial, and legal possibilities. KTV shall also respect the programme wishes of the working partnership for insofar as this is commercially, financially, technically and legally feasible and no public interests conflict with such choices.

                              (S) 3- Authorizations

  (1) KTV shall do everything in its power to acquire all the necessary authorizations (permits) (in particular the permission of the postal and telegraph companies for Vienna, Southern Austria and Burgenland), and in addition, in the context of the legal and contractual possibilities, to utilize solely the supply and routing rights in terms of public property as well as with regard to land and structures which belong directly or indirectly to the City of Vienna or are within its realm of influence.
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        The supply rights comprise the following rights:

        a) for the directing and maintaining of lines on and under the ground, on and in buildings and in the air;

        b) for the installation and maintenance of main stations, line support points, switching and amplification units and other accessories;

        c) for the placement of cable lines in cable tracks, buildings and other structures:

        d) for the operation and maintenance of the units specified under a) through c) above;

        e)   for the tracing of a system layout.


        all of these taking into consideration the documents issued by the federal, district, and municipal authorities. Between the partners to the agreement it has been established that KTV is responsible solely for acquiring the general permits; implementation is transferred by KTV to the working partnership's responsibility. The acquisition of supply rights applies to the present and future ownership for the duration of the agreement.

(2) KTV shall be concerned with the dealing with copyright questions such that at a certain point a suitable agreement can be established with the broadcasting establishments and/or exploitation companies etc. ("authorized parties"). Before the establishment of such agreements KTV shall confirm its intentions with the working partnership; this means that KTV shall inform the working partnership of the results of the negotiations with the authorized parties before said agreements are signed. Should the working partnership not agree, it shall be free to participate in the second phase of negotiations with the authorized parties. Should the working partnership then still not be in agreement three months after joining the negotiations, then KTV is authorized to establish the necessary agreements with the authorized parties. The purpose of this course of procedure is the objective of realizing the most favourable fee levels possible on behalf of the participants.

        The fee to be paid to the authorized parties is to be collected by the working partnership from the participants. KTV is obligated to refrain from charging the authorized parties any surcharge. The partners to the agreement shall indemnify one another mutually with regard to loss or complaints throughout the execution of the project. The working partnership must in any case refund this fee to KTV.

(3) KTV is obligated to do everything in its power to make available all relevant permits in the context of the working partnership which are necessary for the fulfillment of the company's objectives, for the duration of the agreement, in the context of applicable legal possibilities.

(4) KTV is obligated to refrain from setting aside the permits granted with regard to the realm of its activities with the working partnership; indeed it must do


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        everything in its power to maintain the validity of said permits. KTV is nonetheless authorized to pass the permits it shall have received on to a successor company or a company in which the partners of KTV or the Wiener Allgemeine Beteiligungs- und Verwaltungsgesellschaft mbH are majority shareholders, in which case the rights and obligations in the context of the agreement with the working partnership shall be transferred.

(5) Should KTV not receive, or should it lose, one or more of the above mentioned permits, then it must cooperate in the working partnership's efforts to acquire the permits necessary in order to exercise its normal activities in the context of its partnership object. The partners to the agreement agree in this sense to do everything possible to see to it that the working partnership obtains these permits in such case as they are required in addition to KTV's basic permits. The basic conditions of clause 4 apply. However this results in no changes with regard to the reciprocal rights and obligations in the context of this agreement.

(6) If in agreement areas outside the City of Vienna KTV or the working partnership should indeed acquire the necessary permits but the partner at that time does not, then the partner who does receive the permits with regard to those areas outside the City of Vienna may further his interests alone or jointly with another partner outside the context of this agreement.

(7) KTV shall expend efforts to obtain the permission of the City of Vienna such that the City of Vienna or its closely affiliated legal entity may combine already present antenna systems with those to be established by the working partnership with regard to which the participants must pay the participation fees to the working partnership.

                               (S) 4 - Objective


(1) The objective of the partners to the agreement is to establish, if possible within a time period of 7 years commencing on the date of receipt of the first permit from the postal and telegraph services, connection facilities for approximately 450,000 participants in the Central Vienna area. The Central Vienna area is shown on the appended density map (Appendix 1) which comprises an integral part of the agreement at hand.

(2) In the realization of this objective all reasonable commercial care must be taken, that is to say that action must be taken in the context of the technical, economic, financial and legal possibilities, whereby the condition for the realization of the objective is to acquire a sufficient number of actual participants as to realize financial profit.

(3) The working partnership is obligated to take similar care in establishing the cabling in accordance with the density map as follows:

        - Establishing, by the end of 1979, the technical connection possibilities for 65,000 participants; this figure includes all participants who are connected in accordance with (S) 3 clause 7.
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                Up to the middle of 1980, on the basis of investigations the percentage of participants is to be specified who actually become connected to the cable network. Should this percentage lie at the expected level of approximately 50% of all Viennese households with televisions, then within the total time period of 7 years from the granting of the first permits by the postal and telegraph services, each year the technical connection possibilities for at least 65,000 participants are to be realized.

These figures include all participants who are connected in accordance with
(S) 3 Clause 7. Should the necessary basic permits from the postal and telegraph departments not be obtained until after June 1978, then a corresponding adjustment can be made in terms of time.

(4) For the duration of the contract the efforts of both partners to the contract shall be geared towards enabling the working partnership to lay cables in as large an area of the City of Vienna as possible.

(5) The working partnership must organize a proper advertising programme and ensure that marketing requirements are met as soon as the trial run has been concluded.


                              (S) 5 - Exclusions

(1) KTV agrees that it shall employ no other physical or legal entity to obtain the permits specified in (S) 3 for the Vienna area, nonetheless with the limitation that all legal conditions must be met. KTV shall have neither direct nor indirect holdings in a company which wishes to carry out similar activities in Vienna, even if this should concern only a partial area. KTV will carry out any and all activities solely in conjunction with the working partnership for insofar as this concerns the purpose of the agreement at hand.

(2) KTV is obligated, in the agreement area of the city of Vienna, to make available all programmes to which it shall have access to the working partnership in the context of legal possibilities, with the exception of those concerning further connections.

(3) The working partnership is obligated, with regard to itself and its legal successor(s), to obtain the programme in Vienna solely from KTV c.q. KTV's legal successor, and to involve itself both in terms of time and in terms of content in completely and consistently implementing the receiving systems.

(4) The working partnership is further obligated to refrain from producing any programmes for Vienna.

(5) The above obligations may be limited only by means of restrictions placed by the authorities c.q. by law.

                              (S) 6 - Fees of KTV
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        (1)     KTV shall in each case establish a suitable fee with regard to each activity outlined in the agreement with the working partnership which shall be payable by each of the participants connected to the cable network by the working partnership.

        (2) KTV's right to collect fees is independent of the commencement of payments by the connected participants. The requirement of fees to be paid by the working partnership to KTV corresponds with the time at which the connected participants must make periodic payments to the working partnership, however with application of a grace period of 7 days.

        (3) KTV shall establish the fees in each case according to the jointly established basic policy that the level of the fee shall cover the joint expenditures of KTV as well as seeing to it that it is possible to maintain liquidity in the sense of paying off outside financing. Furthermore when the fees are established a suitable interest rate on the equity capital invested is to be borne in mind.

        (4) The management of KTV is obligated to carry out its management activities in the context of thrifty business practices.

        (5) The fee established by KTV may be increased by KTV at such times and in such amounts as the postal fees payable by the KTV are increased. In addition, at the request of KTV the fees establish by KTV can be increased at such times and in such amounts as the fees to be paid by the participants are paid to the working partnership, for insofar as such an increase is not based upon an increase in the KTV fees as per the above Clause 1 of this section.

        (6) In addition to the fee mentioned above, the working partnership shall compensate KTV in the sense of (S)3(2) for all costs which are incurred for the provision and maintenance of copyright c.q. operating rights of all types in connection with furnishing of programmes.

        (7) The partners to the agreement intend to keep applicable copyright costs as low as possible in the interest of maintaining the most favourable fee levels possible for the participants.

        Before the establishment of any copyright agreements, KTV shall agree in consultation with the working partnership that the working partnership is free, in the interest of the most favourable outcome of negotiations, to participate in said negotiations. If in spite of this, 3 months after it joins these negotiations better results have still not been noted, then KTV is authorized to establish the necessary agreements with copyright holders themselves.

        (8) All usage fees associated with the operation of the cable network (antenna system) shall be compensated by the working partnership to KTV and are a factor in the calculation of fees.

        (9) For purposes of financial monitoring, KTV is authorized to carry out any necessary inspections of points for agreement provided by the working partnership as well as the participation fees it charges the participants.
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The working partnership is obligated to inform KTV in each case of the latest available count of participant connections as well as the amount of the last applicable participation fees.

(10) KTV shall approve claims for compensation at such point as the KTV is noted to be providing at least 2 television programmes from the Federal Republic of Germany.

(11) The partners to the agreement agree that with regard to the separate agreements to be established by the working partnership with the participants it shall be established that the permits associated with the supply of the programmes shall indeed be granted. The working partnership must provide the participants with technical connection facilities. In order for the working partnership to be able to fulfil this requirement, it shall be authorized and obligated by the KTV to carry out, in the context of the permits provided by KTV and in the context of the objectives ((S) 4), the technical supply work for the establishment, operation, and maintenance of said systems in accordance with the conditions of the agreement at hand.

(12)    The working partnership shall provide to KTV

        for the period from July 1, 1978
        through December 31, 1978               S 100,000. - monthly

        for the period from January 1, 1979
        through June 30, 1980                   S 200,000. - monthly

        each exclusive of VAT.

These payments are considered to be payments on account of the fees over the periods calculated by the working partnership in Section 10 to KTV. The adjustment of these payments on account shall take place in 36 equal partial amounts during the period from January 1, 1981 through December 31, 1983 such that the partial amounts shall in each case be derived from the fees to be paid to KTV.

Should the trial operation not take place until June 1978, the payment instalments shall be adjusted accordingly.

                         (S) 7 - Allocation of orders

The allocation of orders by the working partnership shall preferably be to local and regionally located advertising companies taking into consideration the competitive capacities of their offers in terms of quality, price, ability to deliver, etc. and, for insofar as economically feasible, in the context of invitations to tender. Should such coverage not prove feasible in a regional context then the working partnership shall continue seeking coverage at a national level.

                               (S) 8 - Controls

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KTV is authorized to have its administrative bodies inspect the working partnership at any time and to demand any relevant information from its managers.

                       (S) 9 - Duration of the agreement

This agreement at hand is established for the duration of the working partnership or a successor company to be established by the partners.

                           (S) 10 - Legal conditions

(1)     The laws of Austria apply to this agreement.

(2) This agreement shall be prepared in 2 copies, and each party to the agreement shall receive one copy.

(3) Changes in this agreement must be made in writing and must be mutually agreed upon.

(4) With regard to all disputes stemming from this agreement, the jurisdiction of the objectively responsible Court in Vienna 1 has been established.


Kabel TV Wien
Studien- und Forschungs-                Telekabel Fersehnetz-
gesellschaft fur Kabelfern-             Betriebsgesellschaft mbH
sehen Gesellschaft mbH



                           Vienna, November 30, 1977



================================================================================
Amsterdam, the Netherlands
For true translation:

/s/ J. Barnett-Hoft             [SEAL]

J. Barnett-Hoft
Sworn translator
Amsterdam District Court

Translated
Amstelveen Translation Agency
Holland Tel. 520-545-65-19